Exhibit 99.1

Twelve Leading Financial Institutions to Launch

Fully Electronic Futures Exchange

Competitive Alternative in the Futures Market to Meet Customers’

Needs Through Low Cost Transactions, Proven Technology

NEW YORK – (December 21, 2007) – Leading global financial institutions announced today they will establish a fully electronic futures exchange as a competitive alternative serving market participants. US Treasury futures are expected to be the first product launched by the new exchange in 2008, with additional products anticipated later in the year.

The founding firms include: Bank of America, Barclays Capital, Citadel, Citigroup, Credit Suisse, Deutsche Bank Securities, eSpeed, GETCO, JPMorgan, Merrill Lynch, PEAK6, and The Royal Bank of Scotland. Each has agreed to take a significant equity ownership stake in the new exchange. Terms were not disclosed.

eSpeed will be the technology provider for the futures exchange. The new exchange will leverage eSpeed’s electronic trading system to provide high-quality execution and expedite time-to-market.

The consortium expects to appoint a Chairman of the new exchange’s Supervisory Board in early 2008 and will also select a name for the new entity. Paul Saltzman, eSpeed’s current Chief Operating Officer, will serve as acting Chief Executive Officer as the exchange conducts a search process for its top management positions.

Contacts:

Bill McBride	Byron Ousey
Gavin Anderson & Co.	Gavin Anderson & Co.
New York	London
212-515-1970	44-207-894-8647